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                                                                     EXHIBIT 4.3

                          SEEQ TECHNOLOGY INCORPORATED

                   1989 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                          (As Amended January 13, 1998)

                                   ARTICLE I

                               GENERAL PROVISIONS

PURPOSES OF THE PLAN

        This 1989 Nonemployee Director Stock Option Plan (the "Plan") is intended to promote the interests of SEEQ Technology Incorporated, a Delaware corporation (the "Corporation"), by offering nonemployee members of the Board of Directors the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in the service of the Corporation.

ELIGIBILITY

        A. Each nonemployee member of the Corporation's Board of Directors (the "Board") shall be eligible to receive automatic option grants pursuant to the provisions of Article II below.

        B. Except for the automatic option grants to be made pursuant to the provisions of Article II below, nonemployee Board members shall not be eligible to receive any additional option grants or stock issuances under this Plan or any other stock plan of the Corporation or its Parent or Subsidiary corporations.

STOCK SUBJECT TO THE PLAN

        A. The stock issuable under the Plan shall be shares of the Corporation's common stock ("Common Stock"). Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Corporation. The aggregate number of issuable shares shall not exceed 300,000 shares, subject to adjustment from time to time in accordance with subparagraph D below.

        B. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under this Plan. In the event that shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, or right of repurchase, such



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shares shall again be available for subsequent option grants under the Plan.
Shares subject to any option canceled in accordance with the automatic cancellation provisions of the Plan and all share issuances under the Plan shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under the Plan. In addition, should the exercise price of any outstanding option under the Plan be paid through the delivery of existing shares of Common Stock, the number of shares of Common Stock available for subsequent option grants under the Plan shall not be reduced by the gross number of shares of Common Stock for which the option is exercised, but by the net number of shares actually issued to the option holder.

        C. Should the total number of shares at the time available for grant under the Plan not be sufficient for the automatic grants to be made at that particular time to the nonemployee Board members, then the available shares shall be allocated proportionately among all the automatic grants to be made at that time.

        D. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the aggregate number and/or class of shares of Common Stock available for issuance under the Plan, (ii) the number of shares of Common Stock to be made the subject of each subsequent automatic grant and (iii) the number and/or class of shares of Common Stock purchasable under each outstanding option and the exercise price payable per share in order to prevent the dilution or enlargement of benefits thereunder.

VALUATION

        For purposes of establishing the option price and for all other valuation purposes under the Plan, the Fair Market Value per share of the Common Stock on any relevant date shall be determined in accordance with the following rules:

        A. If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, then the fair market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers, Inc. on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

        B. If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the securities exchange serving as the primary market for the Common Stock as such price is officially quoted on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market



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value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

PARENT AND SUBSIDIARY CORPORATIONS

        A. A corporation shall be deemed to be a Parent of the Corporation if it is one of the corporations (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each such corporation (other than the Corporation) owns, at the time of determination, stock possessing fifty (50) percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        B. A corporation shall be deemed to be a Subsidiary of the Corporation if it is one of the corporations (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing fifty (50) percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of the Corporate Transaction provisions of the Plan, the term "Subsidiary" shall also include any partnership, joint venture or other business entity of which the Corporation owns, directly or indirectly through another subsidiary corporation, more than a fifty percent (50%) interest in voting power, capital or profits.

                                   ARTICLE II

                             AUTOMATIC GRANT PROGRAM

GRANT DATES

        A. Each individual who was serving as a nonemployee member of the Board on November 8, 1989 was automatically awarded, on such date, a nonstatutory option to purchase 20,000 shares of Common Stock. Commencing with the 1991 Annual Meeting and continuing in effect for each subsequent Annual Meeting of the Corporation's stockholders, each individual who is at the time reelected as a nonemployee member of the Board shall receive an additional grant under the Plan for 10,000 shares. An individual who is first elected or appointed as a nonemployee Board member at any time after the 1990 Annual Meeting shall receive his/her initial automatic grant for 20,000 shares at the time of his/her initial election or appointment to the Board and shall be eligible for subsequent 10,000 share grants commencing with the second Annual Meeting following the date of his/her initial election or appointment as a nonemployee Board member.

        B. In no event shall any nonemployee Board member be eligible to receive an initial 20,000-share option grant or any 10,000-share annual option grants under the Plan if such



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individual has been appointed or elected to the Board pursuant to any contractual or other right or arrangement.

TERMS AND CONDITIONS OF GRANT

        Each option granted in accordance with the automatic grant provisions of this Article II shall be evidenced by an instrument in the form of the prototype non-statutory stock option agreement and restricted stock purchase agreement attached to the Plan as Exhibits A and B. Accordingly, each such automatic grant shall be subject to the following terms and conditions:

                1.      Option Price.

        The option price per share shall be one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

                2.      Term and Exercisability of Options.

                        (a) Each option granted on or after March 10, 1998 under the initial automatic grant shall become exercisable in twenty-four (24) equal monthly installments from the date of the Annual Stockholder Meeting at which it is granted. Each option granted on or after March 10, 1998 under the annual automatic grant shall become exercisable in twelve (12) equal monthly installments from the date of the Annual Stockholders Meeting at which it is granted. The option shall thereafter remain so exercisable until the expiration or sooner termination of the option term.

                        (b) Upon the non-employee Board member's cessation of Board service for reason of death or permanent disability, all of the automatic options granted shall become fully exercisable. For all relevant purposes under this Article II, disability shall mean the optionee's inability, by reason of any physical or mental injury or illness expected to result in death or to be of continuous duration of twelve (12) consecutive months or more, to perform his/her normal and usual duties as a Board member.

                        (c) Each granted option shall have a maximum term of ten (10) years measured from the automatic grant date.

                3.      Exercise of Option.

        Upon exercise of the option, the option price for the purchased shares shall become immediately payable in one of the alternate forms specified below:

                        (a) cash or cash equivalents (such as a personal check payable to the Corporation's order); or



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                        (b)     shares of Common Stock held by the optionee for
the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at Fair Market Value on the date of exercise; or

                        (c) full payment through a special sale and remittance procedure pursuant to which the Optionee is to provide irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, an amount sufficient to cover the aggregate option price payable for the purchased shares and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction; or

                        (d) any combination of the foregoing so long as the total payment equals the aggregate option price for the purchased shares.

                4.      Nontransferability.

        During the lifetime of the optionee, the option, together with any stock appreciation right pertaining to such option, shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee other than a transfer of the option by will or by the laws of descent and distribution following the optionee's death.

                5.      Effect of Termination of Board Membership.

                        (a) Should an optionee cease to be a member of the Board for any reason (other than death) prior to the expiration of one or more automatic grants under this Article II, then each such grant shall remain exercisable, for any shares of Common Stock for which the option is exercisable or in which the optionee is vested at the time of cessation of Board membership, for a three (3) month period following the date of such cessation of Board membership.

                        (b) Should an optionee cease to be a member of the Board by reason of optionee's death, then any outstanding automatic grant held by the optionee at the time of death may be subsequently exercised, for any or all of the option shares, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. Any such exercise must, however, occur within twelve (12) months after the date of the optionee's death.

                        (c) In no event shall any automatic option grant remain exercisable after the specified expiration date of the ten (10)-year option term. Upon the expiration of the applicable exercise period specified in subparagraphs a and b above or (if earlier) upon the expiration of the ten (10) year option term, the option shall terminate and cease to be exercisable.



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                6.      Stockholder Rights.

        An option holder shall have none of the rights of a stockholder with respect to any shares covered by the automatic grant until such individual shall have exercised the option, paid the option price and been issued a stock certificate for the purchased shares.

CORPORATE TRANSACTION

        In the event of one or more of the following transactions ("Corporate Transaction"):

                1. a merger or acquisition in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation;

                2. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to any entity other than a Subsidiary of the Corporation; or

                3. any reverse merger in which the Corporation is the surviving entity but in which fifty (50) percent or more of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

        then each automatic option grant at the time outstanding under this
Article II Program and not otherwise at the time fully exercisable shall automatically accelerate and become immediately exercisable for any or all of the shares subject to the option, and any unvested shares at that time outstanding under the Plan or otherwise issuable pursuant to outstanding option grants under the Plan will immediately vest in full. Immediately following the consummation of such Corporate Transaction, all outstanding options under this
Article II shall terminate and cease to be exercisable, except to the extent assumed by the successor corporation (or its parent company).

CHANGE IN CONTROL

        A. In the event there should occur a Change in Control (as defined below), then each automatic option grant at the time outstanding under the Plan and not otherwise at the time fully exercisable shall automatically accelerate and become fully exercisable for any or all of the shares at the time subject to such option, and any unvested shares at that time outstanding under the Plan or otherwise issuable pursuant to outstanding option grants under the Plan will immediately vest in full.

        B. In addition, each option which has been outstanding for at least six months will be automatically canceled on the tenth business day following the Change in Control, in exchange for a cash payment from the Corporation equal to the excess of (i) the fair market value on the date of cancellation of the shares of Common Stock for which the canceled option is at the



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time exercisable, whether or not such shares are otherwise at the time vested, over (ii) the option price payable for such shares. For purposes of determining the amount payable to an optionee upon cancellation of the option, the fair market value of the shares for which the canceled option is exercisable will be deemed to be equal to the greater of the Fair Market Value per share on the date of cancellation or, if applicable, the highest reported price per share paid by the tender offeror in effecting the Change in Control.

        C. A Change in Control shall be deemed to occur should (i) a person or related group of persons, other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with the Corporation, acquire twenty-five percent (25%) or more of the outstanding Common Stock pursuant to a tender or exchange offer which the Board does not recommend the stockholders to accept or should (ii) a change in the composition of the Board occur such that the individuals elected to the Board at the last stockholder meeting at which there is not a contested election subsequently cease to comprise a majority of the Board by reason of a contested election for Board membership.

RESERVATION OF RIGHTS

        The automatic grants in effect under this Article II shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

AMENDMENT OF THE PLAN

        The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that in no event shall any amendments or modifications be made to the Plan which (i) alter rights and obligations with respect to options at the time outstanding under the Plan without the optionee's consent, or (ii) require stockholder approval without obtaining stockholder approval to the extent required by law for any such amendments.

EFFECTIVE DATE AND TERM OF PLAN

        A. The Plan became effective on the date of its adoption by the Board. The Plan was amended on January 13, 1998 to increase the number of shares issuable, to simplify the vesting schedules, to extend the term, and to delete obsolete provisions. The amendment was approved by the stockholders at the 1998 Annual Meeting.



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        B.      The Plan shall terminate upon the earliest to occur of (i)
January 12, 2008, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of the automatic grants made hereunder or (iii) the date on which all outstanding options are cashed out in connection with the Change in Control provisions of the Plan. If the date of termination is determined under clause (i) or (ii) above, then any option grants or unvested shares outstanding on such date shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

CASH PROCEEDS

        Any cash proceeds received by the Corporation from the sale of shares pursuant to the automatic grants made under the Plan shall be used for general corporate purposes.

REGULATORY APPROVALS

        The implementation of the Plan, the granting of any option hereunder, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Common Stock issued pursuant to it.

NO IMPAIRMENT OF RIGHTS

        Nothing in this Plan or any automatic grant made pursuant to the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the Corporation's right to remove any Optionee from service on the Board at any time in accordance with the provisions of applicable law.

                                   ARTICLE IV

                         SPECIAL ONE-TIME OPTION GRANTS

SPECIAL GRANTS

        On the date of the 1996 Annual Stockholders Meeting, a special one-time option grant shall be made to the following nonemployee Board members: an option grant for 40,000 shares of Common Stock to the Corporation's Chairman of the Board, Mr. Alan V. Gregory, and an option for 10,000 shares of Common Stock to the other eligible nonemployee Board member who has not been appointed to the Board pursuant to any contractual or other right or arrangement, Mr. Charles C. Harwood. These special one-time grants were approved by the stockholders at the 1996 Annual Meeting.



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TERMS AND CONDITIONS OF SPECIAL GRANT

        Each option granted in accordance with the provisions of this Article IV shall be subject to the following terms and conditions and shall be evidenced by a stock option agreement incorporating such terms and conditions:

                1.      Option Price.

        The option price per share shall be one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

                2.      Term and Exercisability of Options.

                        (a) Each option shall become exercisable for any or all of the option shares upon the optionee's completion of six (6) months of Board service measured from the grant date.

                        (b)     Each option shall have a maximum term of ten
(10) years measured from the grant date.

                3.      Repurchase Rights.

        Any unvested shares of Common Stock purchased upon the exercise of an
Article IV grant shall be subject to repurchase by the Corporation, at the original option price paid per share, upon the optionee's cessation of Board membership for any reason other than death or disability prior to his completion of one (1) year of Board service measured from the grant date.

                4.      Nontransferability.

        During the lifetime of the optionee, the option, together with any stock appreciation right pertaining to such option, shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee other than a transfer of the option by will or by the laws of descent and distribution following the optionee's death.

                5.      Remaining Terms and Provisions.

        All the remaining terms and provisions of the special one-time option grants to be made pursuant to this Article IV shall be the same as those in effect for the automatic option grants made pursuant to the Article II Program.